Exhibit 10.4

1347 Property Insurance Holdings, Inc.

2018 Equity Incentive Plan

RESTRICTED SHARE UNIT AGREEMENT

Summary of Restricted Share Unit Award

1347 Property Insurance Holdings, Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the 1347 Property Insurance Holdings, Inc. 2018 Equity Incentive Plan (the “Plan”) and this Restricted Share Unit Agreement (the “Agreement”), the following number of Restricted Share Units, on the Date of Grant set forth below. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

Name of Grantee:

Number of Restricted Share Units:

Date of Grant:

Vesting Dates:

Terms of Agreement

1.       Grant of Restricted Share Units. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee as of the Date of Grant, the number of Restricted Share Units set forth above (the “Restricted Share Units”). Each Restricted Share Unit shall represent the contingent right to receive Share and shall at all times be equal in value to one Share. The Restricted Share Units shall be credited in a book entry account established for the Grantee until payment in accordance with Section 4 hereof.

2.       Vesting of Restricted Share Units.

(a)       A ratable portion of the Restricted Share Units (subject to such rounding conventions as maintained by the Company from time to time) shall vest on each of the Vesting Dates set forth above (each, a “Vesting Date”), provided that the Grantee shall have remained in the Continuous Service of the Company or a Subsidiary through the applicable Vesting Date.

(b)       Notwithstanding Section 2(a), (i) upon the occurrence of a Change in Control prior to a Vesting Date and during the Grantee’s Continuous Service, the vesting of the Restricted Share Units will be governed by the applicable provisions of Section 19 of the Plan; (ii) in the event of the termination of the Grantee’s Continuous Service as a result of his or her “Disability” (defined as the Grantee’s permanent and total disability (within the meaning of Section 22(e) of the Code), as determined by a medical doctor satisfactory to the Company) or death, any outstanding unvested Restricted Share Units shall automatically become vested in full; and (iii) the Committee may, in its sole discretion, provide for the full or partial acceleration of vesting of the Restricted Share Units in connection with the termination of the Grantee’s Continuous Service for any other reason prior to a Vesting Date.

3.       Forfeiture of Restricted Share Units. The Restricted Share Units that have not yet vested pursuant to Section 2(a) shall be forfeited automatically without further action or notice if the Grantee’s Continuous Service with the Company or a Subsidiary terminates prior to a Vesting Date other than as provided pursuant to Section 2(b).

4.       Payment.

(a)       Except as may be otherwise provided in this Section, the Company shall deliver to the Grantee (or the Grantee’s estate in the event of death) the Shares underlying the vested Restricted Share Units, together with cash dividend equivalents, if any, as provided pursuant to Section 6(b), within thirty (30) days following the date that the Restricted Share Units become vested in accordance with Section 2.

(b)       Notwithstanding Section 4(a), to the extent that the Grantee’s right to receive payment of the Restricted Share Units constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, payment of any vested Restricted Share Units shall be subject to the following rules, to the extent necessary to comply with Section 409A of the Code:

(i)       Except as provided in Section 4(b)(ii), the Shares underlying the vested Restricted Share Units (and any related cash dividend equivalents pursuant to Section 6(b)) shall be delivered to the Grantee (or the Grantee’s estate in the event of death) within thirty (30) days after the earlier of: (A) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; (B) the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (C) the applicable Vesting Date.

(ii)       If the Restricted Share Units become payable as a result of Section 4(b)(i)(A), but not as a result of the Grantee’s death, and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code, then the Shares underlying the vested Restricted Share Units (and any related cash dividend equivalents pursuant to Section 6(b)) shall instead be delivered to the Grantee within thirty (30) days after the first business day that is more than six months after the date of his or her separation from service (or, if the Grantee dies during such six-month period, within thirty (30) days after the Grantee’s death).

(c)       The Company’s obligations with respect to the Restricted Share Units shall be satisfied in full upon the delivery of the Shares underlying the vested Restricted Share Units and the payment of any related dividend cash equivalents pursuant to Section 6(b).

5.       Transferability. The Restricted Share Units (including any related cash dividend equivalents pursuant to Section 6(b)) may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Restricted Share Units.

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6.       No Dividend, Voting or Other Rights; Dividend Equivalents.

(a)       The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in the Shares underlying the Restricted Share Units until such Shares have been delivered to the Grantee in accordance with Section 4 hereof. The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Shares in the future (and cash dividend equivalents pursuant to Section 6(b)), and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

(b)       From and after the Date of Grant and until the earlier of (i) the time when the Shares underlying the vested Restricted Share Units (if any) are delivered to you in accordance with this Agreement, or (ii) the time that the Restricted Share Units are forfeited in accordance with this Agreement, on each date that the Company pays a cash dividend to holders of its Shares generally, the Company will credit to your account hereunder the right to receive a cash amount equal to the product of (x) the dollar amount of the cash dividend paid per Share paid to stockholders on such date multiplied by (y) the total number of unpaid Restricted Share Units credited to your account under this Agreement as of such date. Subject to and conditioned upon the vesting of the underlying Restricted Share Units, the aggregate amount of all such dividend equivalents credited to your account hereunder shall be paid to you in cash (without interest), at the same time that the Shares underlying your vested Restricted Share Units are delivered to you, and your right to receive any such dividend equivalents shall be automatically and correspondingly forfeited to the extent that the underlying Restricted Share Units are forfeited pursuant to the terms of this Agreement and the Plan.

7.       No Retention Rights. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

8.       Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary.

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9.       Taxes and Withholding. To the extent the Company or any Subsidiary is required to withhold any federal, state, local or other taxes in connection with the delivery of Shares under this Agreement, then the Company or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the applicable tax withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the amount of taxes required to be withheld based on the maximum statutory tax rates in the Grantee’s applicable taxing jurisdictions. If the Company or any Subsidiary is required to withhold any federal, state, local or other taxes other than upon delivery of the Shares under this Agreement, then the Company or Subsidiary (as applicable) shall have the right in its sole discretion to (a) require the Grantee to pay or provide for payment of the required tax withholding, or (b) deduct the required tax withholding from any dividend equivalent payments and/or from any amount of salary, bonus, incentive compensation or other amounts otherwise payable in cash to the Grantee (other than deferred compensation subject to Section 409A of the Code).

10.       Adjustments. The number and kind of Shares deliverable pursuant to the Restricted Share Units are subject to adjustment as provided in Section 14 of the Plan.

11.       Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Restricted Share Units; provided, however, notwithstanding any other provision of this Agreement, and only to the extent permitted under Section 409A of the Code, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery thereof would result in a violation of any such law or listing requirement.

12.       Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

13.       Entire Agreement, Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions which arise in connection with the grant of the Restricted Share Units.

14.       Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

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15.       Choice of Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to any rule or principle of conflicts or choice of law that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

16.       Data Privacy. In order to administer the Plan, the Company may process personal data about the Grantee. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as home address and business addresses and other contact information, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan. By signing this Agreement, the Grantee gives explicit consent to the Company to process any such personal data. The Grantee also gives explicit consent to the Company to transfer any such personal data outside the country in which the Grantee works or is employed, including, if the Grantee is not a U.S. resident, to the United States, to transferees that shall include the Company and other persons who are designated by the Company to administer the Plan.

17.       Plan and Prospectus Delivery. By signing this Agreement, the Grantee acknowledges that a copy of the Plan, the Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by or provided to the Grantee, and the Grantee consents to receiving the Prospectus Information electronically, or, in the alternative, agrees to contact the Chief Financial Officer of the Company to request a paper copy of the Prospectus Information at no charge. The Grantee also represents that he or she is familiar with the terms and provisions of the Prospectus Information and hereby accepts this Award on the terms and subject to the conditions set forth herein and in the Plan. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Date of Grant.

1347 PROPERTY INSURANCE HOLDINGS, INC.

By:
Name:
Title:

GRANTEE

Name:
Address:

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